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Exhibit 3.1.4

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.       Name of corporation: Global Resource Corporation.
2. The articles have been amended as follows (provide article numbers, if available): Article 3 of the Articles of Incorporation shall be amended to read in its entirety as follows:

"Article 3: The total number of shares the Corporation may issue is Three Hundred Million (300,000,000) shares, of which Two Hundred Million (200,000,000) shares, par value $.001 per share, shall be designated "Common Stock, and One Hundred Million (100,000,000) shares, par value $.001 per share, shall be designated "Preferred Stock." [See attachment.]

         Continuation of Article 3: "The shares of Preferred Stock may be issued in one or more classes or series from time to time by the Corporation's Board of Directors. Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Private Corporations Law of the State of Nevada. Without limiting the generality of the foregoing, and subject to the rights of any series of preferred stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. The Board of Directors may decrease the number of shares designated for any existing series of the Preferred Stock (but not below the number of shares of such series of the Preferred Stock then outstanding). Each share of the Preferred Stock within an individual series shall be identical in all respects with the other shares of such series, except as to the date, if any, from which dividends on such share shall accumulate and other details which because of the passage of time are required to be made in order for the substantive rights of the holders of the shares of such series to be identical.

         Article 4 is hereby added and shall read in its entirety as follows:

"Article 4: The following indemnification provisions shall be deemed to be contractual in nature and not subject to retroactive removal or reduction by amendment.


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         (a) The Corporation shall indemnify any director and any officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, judicial, administrative or investigative, by reason of the fact that he/she is or was serving at the request of the Corporation as a director or officer or member of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him/her in connection with such action, suit or proceeding, including any appeal thereof, if he/she acted in good faith or in a manner he/she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and with respect to any criminal action or proceeding, if he/she had no reasonable cause to believe his/her conduct was unlawful. However, with respect to any action by or in the right of the Corporation to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue, or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his/her duty to the Corporation unless, and only to the extent that, the court in which such action or suit was brought determines, on application, that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity in view of all the circumstances of the case.

         Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or in a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the party did not meet the applicable standard of conduct. Indemnification hereunder may be paid by the Corporation in advance of the final disposition of any action, suit or proceeding, on a preliminary determination that the director, officer, employee or agent met the applicable standard of conduct.

                  (b) The Corporation shall also indemnify any director or officer who has been successful on the merits or otherwise, in defense of any action, suit, or proceeding, or in defense of any claim, issue, or matter therein, against all expenses, including attorneys' fees, actually and reasonably incurred by him/her in connection therewith, without the necessity of an independent determination that such director or officer met any appropriate standard of conduct.

                  (c) The indemnification provided for herein shall continue as to any person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such persons.

                  (d) In addition to the indemnification provided for herein, the Corporation shall have power to make any other or further indemnification, except an indemnification against gross negligence or willful misconduct, under any resolution or agreement duly adopted by the Board of Directors, or duly authorized by a majority of the shareholders.

                  Article 5 is hereby added and shall read in its entirety as follows:

         "Article 5: Except as otherwise provided under Nevada law, the directors and officers of the Corporation shall not be individually liable to the Corporation, its stockholders or creditors for any damages as a result of


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any act or any failure to act in his or her capacity as a director or officer unless it is proven that: (a) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law."

         Article 9 of the Articles of Incorporation is hereby deleted, and a new
Article 6 is hereby added and shall read in its entirety as follows:

         "Article 6: The board of directors of the Corporation may adopt a resolution from time to time to decrease or increase the number of issued and outstanding shares of a class or series of the Corporation's Common Stock or Preferred Stock without correspondingly reducing the number of authorized shares of the same class or series, and without requiring the consent or approval of the Corporation's stockholders, either prior to or after the board of directors' approval of the decrease or increase of said shares."

3. The vote by which the stockholders holding shares in the Corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the article of incorporation have voted in favor of the amendment is: an absolute majority of all issued and outstanding shares entitled to vote.

4.       Effective date of filing: (optional):    ______________________________
                                                  (must not be later than 90
                                                  days after certificate
                                                   is filed)

     5.  Officer Signature (REQUIRED):             ____________________________